UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2003

SEA PINES ASSOCIATES, INC.

(Exact name of registrant as specified in its charter)

South Carolina	0-17517	57-0845789

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

32 Greenwood Drive, Hilton Head Island, South Carolina	29928

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (843) 785-3333

Not applicable

(Former name or former address, if changed since last report)

ITEM 5. Other Events and Regulation FD Disclosure.

     On April 30, 2003, a jury verdict of approximately $7.8 million was rendered against a wholly owned subsidiary of Sea Pines Associates, Inc. (the “Registrant”) in Grey Point Associates, et al. vs. Sea Pines Company, Inc. (“Sea Pines”). The plaintiffs have also made a motion for prejudgment interest of approximately $832,000, which Sea Pines intends to contest. The lawsuit involved alleged breach of contract by Sea Pines related to the development of the TidePointe retirement community.

     Sea Pines is currently in the process of preparing post trial motions, seeking, among other things, to overturn the verdict. If Sea Pines is unsuccessful on these motions, it intends to appeal. The Registrant cannot predict the outcome of any of the post trial motions or any appeal.

     As a result of the verdict, Sea Pines and the Registrant may be in default under their credit facilities which had an aggregate outstanding balance of $35,700,000 as of April 30, 2003. As a consequence of the verdict the lender can refuse to make additional advances and as a result of an event of default it could declare the outstanding loans immediately due and payable. The Registrant intends to request waivers of defaults and other relief under the facilities. The Registrant cannot predict what actions the lender will take. If the lender ceases to make advances under the facilities or accelerates the loans, it would have a material adverse effect on the Registrant.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sea Pines Associates, Inc.
(Registrant)

May 2, 2003	By:	/s/ Michael E. Lawrence
Chief Executive Officer

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